UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 16, 2018

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	1-12744	56-1848578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road
Raleigh, NC 27607
(Address of Principal Executive Office) (Zip Code)

 (919) 781-4550
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                          Other Events.

Corrections to the Annual Report on Form 10-K for the Year Ended December 31, 2017

The Company has identified several statistical errors concerning end uses in the risk factor “Our business is cyclical and depends on activity within the construction industry” included in its Annual Report on Form 10-K for the year ended December 31, 2017 that was filed with the Securities and Exchange Commission on February 23, 2018 (the “Form 10-K”).  Specifically,

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In the sixth paragraph, the risk factor states “Our aggregates shipments to the infrastructure construction market increased 2% in 2017 compared with 2016” when the correct statement should be that those shipments decreased 2% in 2017 compared with 2016.

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In the seventh paragraph, the sentence “Our aggregates shipments to the nonresidential construction market decreased 3% in 2017 compared with 2016” should reflect a 4% decrease in 2017 compared with 2016.  Also, the sentence “According to the U.S. Census Bureau, spending for the private nonresidential construction market increased in 2017 compared with 2016” should have stated that such spending decreased in 2017 compared with 2016.

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In the eighth paragraph, the sentence “Our aggregates shipments to the residential construction market increased 1% in 2017 compared with 2016” should have stated that such shipments increased 12% in 2017 compared with 2016.  The sentence “Private residential construction spending increased 12% in 2017 compared with 2016, according to the U.S. Census Bureau” should have reflected a 6% increase rather than the 12% stated.

In addition, the Company has identified several statistical errors concerning census information on page 48 in the Management’s Discussion & Analysis of Financial Condition & Results of Operations included in the Form 10-K.  Specifically,

●
Under “Nonresidential,” the sentence “According to the U.S. Census Bureau, spending for the private nonresidential construction market increased in 2017 compared with 2016” should have stated that such spending decreased in 2017 compared with 2016.

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Under “Residential,” the sentence “Private residential construction spending increased 12% in 2017 compared with 2016, according to the U.S. Census Bureau” should have reflected a 6% increase rather than the 12% stated.

The foregoing corrections do not have any effect on the Company’s other disclosures, including the financial statements, as reported in the Form 10-K.  The full risk factor as corrected reads as follows:

Our business is cyclical and depends on activity within the construction industry.

Economic and political uncertainty can impede growth in the markets in which we operate. Demand for our products, particularly in the nonresidential and residential construction markets, could fall if companies and consumers are unable to get credit for construction projects or if an economic slowdown causes delays or cancellations of capital projects. State and federal budget issues may also hurt the funding available for infrastructure spending. The lack of available credit may limit the ability of states to issue bonds to finance construction projects. Several of our top sales generating states, from time-to-time, stop or slow bidding projects in their transportation departments.

We sell most of our aggregates products, our primary business, and our cement products, to the construction industry, so our results depend on the strength of the construction industry. Since our businesses depend on construction spending, which can be cyclical, our profits are sensitive to national, regional, and local economic conditions and the intensity of the underlying spending on aggregates and cement products. Construction spending is affected by economic conditions, changes in interest rates, demographic and population shifts, and changes in construction spending by federal, state, and local governments. If economic conditions change, a recession in the construction industry may occur and affect the demand for our products. The Great Recession was an example, and our business suffered. Construction spending can also be disrupted by terrorist activity and armed conflicts.

While our business operations cover a wide geographic area, our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their price. If economic conditions and construction spending decline significantly in one or more areas, particularly in our top five sales-generating states of our Building Materials business (based on net sales by state of destination) of Texas, Colorado, North Carolina, Iowa, and Georgia, our profitability will decrease. We experienced this situation with the Great Recession.

The Great Recession of 2008 resulted in large declines in shipments of aggregates products in our industry. Recent years, however, have shown a slow turnaround in this trend. The United States is currently experiencing the third-longest economic recovery since the Great Depression. As of December 31, 2017, the current expansion, which started in June 2009, the approximate end of the Great Recession, has lasted 102 months. By comparison, the average trough-to-peak expansionary cycle since 1938 was 60 months and, in May 2018, the current cycle will become the second-longest economic recovery since the Great Depression. During this current economic expansion, however, governmental uncertainty, labor shortages and record levels of precipitation have slowed the pace of heavy construction activity, resulting in what we believe to be a slow, steady, extended construction cycle. The Company’s overall aggregates product line shipments remain approximately 10% below mid-cycle demand. Importantly, the level of recovery varies within the Company’s geographic footprint. Specifically, North Carolina and Georgia, key states in the Mid-America and Southeast Groups, respectively, are approximately 20% below mid-cycle demand, while Texas, a key state in the West Group, is modestly above mid-cycle demand. During 2017 our aggregates product line shipments showed a 0.6% decline compared with 2016 levels, after a 1.4% increase in 2016.

While historical spending on public infrastructure projects has been comparatively more stable as governmental appropriations and expenditures are typically less interest rate-sensitive than private sector spending, we experienced a slight retraction in aggregates product line shipments to the infrastructure market after uncertainty regarding the solvency of the federal highway bill in 2014. Contractors were not able to get any certainty on the availability of federal infrastructure funding until late 2015 with the enactment of a new federal highway bill, which has had insignificant impact at the federal level to date. This time lag with commencement of federal infrastructure funding was accompanied by a reduction in some states’ investment in highway maintenance.

The public infrastructure market accounted for approximately 40% of the Company’s aggregates product line shipments in 2017, consistent with 2016 and 2015. Government uncertainty, attendant project delays and tight labor markets have exerted disproportionate downward pressure on public construction activity and, for the past three years, as these headwinds have worsened, the Company’s shipments to this end use market have remained below the most recent five-year average of 43% and ten-year average of 48%. Our aggregates shipments to the infrastructure construction market decreased 2% in 2017 compared with 2016.

The nonresidential construction market accounted for approximately 31% of the Company’s aggregates product line shipments in 2017. Our aggregates shipments to the nonresidential construction market decreased 4% in 2017 compared with 2016. According to the U.S. Census Bureau, spending for the private nonresidential construction market decreased in 2017 compared with 2016. The Dodge Momentum Index (DMI), a twelve-month leading indicator of construction spending for nonresidential building compiled by McGraw-Hill Construction and where the year 2000 serves as an index basis of 100, remained strong at a nine-year high of 153.9 in December 2017, a 21% increase over prior year. Historically, half of the Company’s nonresidential construction shipments have been used for office and retail projects, while the remainder has been used for heavy industrial and capacity-related projects, including energy-related projects. Since the latter part of 2015, low oil prices have suppressed shipments directly into shale exploration activities. In 2017, the Company shipped approximately 1.8 million tons for shale exploration compared with approximately 1.5 million tons in 2016 and 3.6 million tons in 2015.

The residential construction market accounted for approximately 21% of the Company’s aggregates product line shipments in 2017. Our aggregates shipments to the residential construction market increased 12% in 2017 compared with 2016. Private residential construction spending increased 6% in 2017 compared with 2016, according to the U.S. Census Bureau. The residential construction market, like the nonresidential construction market, is interest rate-sensitive and typically moves in direct correlation with economic cycles. The Company’s exposure to residential construction is split between aggregates used in the construction of subdivisions (including roads, sidewalks, and storm and sewage drainage), aggregates used in new single-family home construction and aggregates used in construction of multi-family units. Construction of both subdivisions and single-family homes is more aggregates intensive than construction of multi-family units. Through an economic cycle, multi-family construction generally begins early in the cycle and then transitions to single-family construction. Therefore, the timing of new subdivision starts, as well as new single-family housing permits, are strong indicators of residential volumes. While residential housing starts were approximately 1.3 million units in 2017, they still remain below the 50-year historical annual average of 1.5 million units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.

Date: March 16, 2018	By:	/s/ Roselyn R. Bar
		Name:	Roselyn R. Bar
		Title:	Executive Vice President, General Counsel and Corporate Secretary